July 28, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Chordiant Software, Inc. (copy attached), which we understand has been filed with the Commission on July 27, 2005, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K/A report dated July 1, 2005. We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP